As filed with the Securities and Exchange Commission on June 1, 2005.

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SMITHTOWN BANCORP, INC.
(Exact name of registrant as specified in its charter)

NEW YORK (State or other jurisdiction of incorporation or organization)	11-2695037 (I.R.S. Employer Identification number)

100 MOTOR PARKWAY, SUITE 160, HAUPPAUGE, NEW YORK 11788
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

SMITHTOWN BANCORP RESTRICTED STOCK PLAN
(Full title of the plan)

BRADLEY E. ROCK
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
SMITHTOWN BANCORP, INC.
100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788
(631) 360-9304

Copies of communications to:

Jeffrey C. Gerrish, Esq.
GERRISH & MCCREARY, P.C.
700 Colonial Road — Suite 200
Memphis, Tennessee 38117
(901) 767-0900
(Name, address, including zip code and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered[1]	Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee

Common Stock, $.01 par value	100,000 shares	No Price	$2,732,000	$321.56

1 This Registration Statement covers, pursuant to Rule 416(a), any increases in the number of shares offered under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based upon the average of the high and low prices reported on May 27, 2005 as reported on the Nasdaq Stock Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by PART I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of PART II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed with the Securities and Exchange Commission by Smithtown Bancorp, Inc. (the “Company”) and are incorporated herein by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k) or (l) of Regulation S-K of the Securities and Exchange Commission shall not be deemed to be incorporated herein and is not a part of the Registration Statement.

2.	Amended Form 10-K/A filed in April 2005 for the year ended December 31, 2004.

3.	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the financial statements in the Annual Report on Form 10-K referred to in paragraph 1 above.

4.	A description of the class of securities contained in the registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report that updated such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.      DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock to be offered hereby will be passed upon for the Company by Gerrish & McCreary, P.C. Attorneys who are members or who are employed by Gerrish & McCreary, P.C., who have provided advice with respect to this matter do not own any shares of the Common Stock of the Company.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

The New York Business Corporation Law authorizes indemnification of directors and officers under certain circumstances. Under the Company Bylaws, the Company provides for the following indemnification of directors and officers: Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, shall be indemnified by the corporation against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, to the fullest extent permitted under Article 7 of the New York Business Corporation Law. The Board of Directors may also, in its discretion, cause the corporation to maintain insurance for the indemnification of directors and officers as permitted under Section 727 of the New York Business Corporation Law. The Company has purchased an officers and directors liability insurance policy which provides for insurance of directors and officers of the Company against certain liabilities they may incur in their capacities as such.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.      EXHIBITS

See the Exhibit Index which is incorporated herein by reference.

ITEM 9.      UNDERTAKINGS

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on June 1, 2005.

SMITHTOWN BANCORP, INC. (Registrant)
By:	/s/ Bradley E. Rock Bradley E. Rock Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on May 31, 2005.

Signature	Title

/s/ Bradley E. Rock Bradley E. Rock	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Anita M. Florek Anita M. Florek	Executive Vice President and Treasurer (Principal Financial Officer)

Bradley E. Rock	Director
Patrick A. Given	Director
Sanford C. Scheman	Director
Patricia C. Delaney	Director
Robert W. Scherdel	Director
Hyukmun Kwon	Director
Augusta Kemper	Director
Barry M. Seigerman	Director
Manny Schwartz	Director

Bradley E. Rock, by signing his name hereto, does hereby sign this document in his capacity as a director and pursuant to powers of attorney duly executed by the persons named, filed with the Securities and Exchange Commission as an exhibit to this document, on behalf of such persons, all in the capacities and on the date stated, such persons including a majority of the directors of the Registrant.

/s/ Bradley E. Rock Bradley E. Rock Attorney-in-Fact

EXHIBIT INDEX
TO REGISTRATION STATEMENT ON FORM S-8

5.1	Opinion of Gerrish & McCreary, P.C. as to the legality of the securities being registered (including consent of counsel).*

23.1	Consent of Crowe Chizek and Company, LLC.*

24.1	Power of Attorney pursuant to which certain directors have signed this Form S-8 Registration Statement.*

99.1	Smithtown Bancorp Restricted Stock Plan.*

* Filed herewith.